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                                                                   Exhibit 99.1
                                                                   ------------

 SHELBOURNE PROPERTIES I, INC. ANNOUNCES SALE OF ITS TOWNSON, MARYLAND PROPERTY



         BOSTON, MASSACHUSETTS, December 11, 2003 -- Shelbourne Properties I, Inc. (AMEX: HXD) is pleased to announce that it sold its property located in Towson, Maryland commonly referred to as Loch Raven Plaza for a gross sale price of $9,875,000. After satisfying the debt encumbering the property, closing adjustments and other closing costs, net proceeds were approximately $1,900,000.

          The Board of Directors and Shareholders of Shelbourne Properties I, Inc. have previously approved a plan of liquidation. As a result of the sale of Loch Raven Plaza, the remaining properties owned by Shelbourne Properties I, Inc. are a 50% ownership interest in an office building located in Seattle, Washington as well as an interest in 20 motel properties held for the benefit of the holder of the Class A Partnership Units issued by Shelbourne Properties I L.P.

         For additional information concerning the proposed liquidation including information relating to the sale of Loch Raven Plaza and the properties owned by Shelbourne Properties I, Inc., please contact John Driscoll at (617) 570-4609 and for information with respect to the outstanding shares of Shelbourne Properties I, Inc. please contact Beverly Bergman at (617) 570-4607.